PRESS RELEASE – FOR IMMEDIATE RELEASE

OMEGA ANNOUNCES FIRST QUARTER 2008 FINANCIAL RESULTS;
ADJUSTED FFO OF $0.36 PER SHARE; $123 MILLION OF NEW INVESTMENTS

TIMONIUM, MARYLAND – April 23, 2008 – Omega Healthcare Investors, Inc. (NYSE:OHI) today announced its results of operations for the quarter ended March 31, 2008.  The Company also reported Funds From Operations (“FFO”) available to common stockholders for the three months ended March 31, 2008 of $23.7 million or $0.34 per common share.  The $23.7 million of FFO available to common stockholders for the first quarter includes a $1.5 million non-cash provision for impairment charge, collection of a claim associated with a prior operator’s past due rental obligations of $0.7 million, $0.5 million of non-cash restricted stock expense and $45 thousand of non-cash consolidation adjustments due to Financial Accounting Standards Board Interpretation No. 46R, Consolidation of Variable Interest Entities (“FIN 46R”).  FFO is presented in accordance with the guidelines for the calculation and reporting of FFO issued by the National Association of Real Estate Investment Trusts (“NAREIT”).  Adjusted FFO was $0.36 per common share for the three months ended March 31, 2008.  Adjusted FFO is a non-GAAP financial measure, which excludes the impact of certain non-cash items and certain items of revenue or expenses, including: a non-cash provision for impairment, settlement of prior operator’s past due obligation, FIN 46R consolidation adjustments and restricted stock expense.  For more information regarding FFO and adjusted FFO, see the “Funds From Operations” section below.

GAAP NET INCOME

For the three-month period ended March 31, 2008, the Company reported net income of $17.2 million, net income available to common stockholders of $14.8 million, or $0.21 per diluted common share and operating revenues of $40.9 million.  This compares to net income of $20.7 million, net income available to common stockholders of $18.2 million, or $0.30 per diluted common share, and operating revenues of $42.6 million for the same period in 2007.

The decreases in net income, operating revenues and net income available to common stockholders were due primarily to the impact of an allowance adjustment of $5.0 million, or $0.08 per common share, with respect to straight-line rent recognition recorded in the first quarter of 2007 and a $1.5 million provision for impairment charge recorded in 2008; partially offset by revenue associated with $40 million of acquisitions completed in the third quarter of 2007 and $5 million of acquisitions completed in the first quarter of 2008.

FIRST QUARTER 2008 HIGHLIGHTS AND OTHER RECENT DEVELOPMENTS

•	On April 18, 2008, the Company closed on $123 million of new investments yielding approximately 10.5%.
•	In April, the Company increased the quarterly common dividend per share by $0.01 to $0.30 per share.
•	On January 22, 2008, the Company purchased General Electric Capital Corporation’s $39 million mortgage loan on seven skilled nursing facilities (“SNFs”) operated by Haven Eldercare, LLC (“Haven”).
•	On January 17, 2008, the Company closed on a $5.2 million new investment yielding 10%.

FIRST QUARTER 2008 RESULTS

Operating Revenues and Expenses – Operating revenues for the three months ended March 31, 2008 were $40.9 million.  The $40.9 million included collection of a claim associated with a prior operator’s past due rental obligations of $0.7 million.  Operating expenses for the three months ended March 31, 2008 totaled $14.0 million, comprised of $9.4 million of depreciation and amortization expense, $2.6 million of general and administrative expenses, a $1.5 million non-cash provision for impairment charge and $0.5 million of restricted stock expense.

Other Income and Expense – Other income and expense for the three months ended March 31, 2008 was a net expense of $10.1 million and was primarily comprised of $9.7 million of interest expense and $0.5 million of amortization of deferred financing costs.

Funds From Operations – For the three months ended March 31, 2008, reportable FFO available to common stockholders was $23.7 million, or $0.34 per common share, compared to $25.4 million, or $0.42 per common share, for the same period in 2007.  The $23.7 million of FFO for the quarter includes the impact of: i) a $1.5 million non-cash provision for impairment; ii) $0.7 million collected from a claim associated with a prior operator’s past due rental obligations; and iii) $0.5 million of non-cash restricted stock expense and $45,000 of non-cash FIN 46R consolidation adjustments.

The $25.4 million of FFO for the three months ended March 31, 2007, includes the impact of: i) a $5.0 million adjustment to the allowance for straight-line revenue (resulting in an increase in revenue for the first quarter of 2007); ii) $0.1 million of non-cash FIN 46R consolidation adjustments; and  iii) $26,000 of non-cash restricted stock expense.

When excluding the above mentioned items in 2008 and 2007, adjusted FFO was $25.0 million, or $0.36 per common share, for the three months ended March 31, 2008, compared to $20.3 million, or $0.34 per common share, for the same period in 2007.  For further information, see the attached “Funds From Operations” schedule and notes.

PORTFOLIO DEVELOPMENTS

CommuniCare Health Services – On April 18, 2008, the Company completed approximately $123 million of combined new investments with affiliates of CommuniCare Heath Services (“CommuniCare”), an existing operator.  Effective April 18, 2008, the Company purchased from several unrelated third parties seven (7) SNFs, one (1) assisted living facility and one (1) rehabilitation hospital, all located in Ohio, totaling 709 beds for a total investment of $48 million.  The facilities were added into an existing master lease (“Master Lease”) with CommuniCare.  Annualized cash rent increasing by approximately $4.7 million, subject to annual escalators, and two ten-year renewal options.  The term of the Master Lease was extended to April 30, 2018.

Also on April 18, 2008, and simultaneous with the close of the amended CommuniCare Master Lease, the Company entered into a first mortgage loan with CommuniCare in the amount of $74.9 million (the “Loan”).  The Loan matures on April 30, 2018 and carries an interest rate of 11% per year. CommuniCare used the proceeds of the Loan to acquire seven (7) SNFs located in Maryland, totaling 965 beds from several unrelated third parties.  The Loan is secured by a lien on the seven (7) facilities.  At the closing, $4.9 million of Loan proceeds were escrowed pending the acquisition of an additional 90 bed SNF, also located in Maryland.  The facility will be acquired by CommuniCare within eight months upon the satisfaction of certain contingencies, including the granting of a lien on such facility to secure the Loan.  If the additional facility in not acquired, CommuniCare will be obligated to re-pay the $4.9 million of escrowed Loan proceeds.

Haven Eldercare, LLC – On January 22, 2008, the Company completed a transaction with General Electric Capital Corporation to purchase an existing $39 million mortgage due October 2012 on seven Haven SNFs. The Company has an existing $23 million second mortgage on these seven facilities.  The Company now has a $62 million combined mortgage on the seven facilities.  The Company also has a purchase option on the seven facilities that would allow the Company to acquire the fee simple interest in the facilities.  If the Company exercises the purchase option, the seven facilities would be combined with an existing eight facility master lease.  The borrowers and guarantors under the mortgage, and the lessee, sublessees and guarantors in respect of the master lease are all debtors-in-possession in chapter 11 proceedings being jointly administered in the United States Bankruptcy Court for the District of Connecticut, New Haven Division.

On January 23, 2008, Haven entered into a debtors-in-possession financing agreement with the Company and one other financial institution, in which the Company’s participation is approximately $5.0 million of a $50 million total commitment.

As of the date of this release, Haven is current on all post-petition revenue obligations owed to the Company.

Sun Healthcare Group, Inc. – On February 1, 2008, the Company amended its master lease with Sun Healthcare Group, Inc. and certain of its affiliates (“Sun”) primarily to: i) consolidate three existing master leases between the Company and Sun into one master lease; ii) on facilities acquired in August 2006, increased the annual cash rent by $1.9 million with a lease term through September 2017; and iii) allow the Company to sell two rehabilitation hospitals currently operated by Sun.  As of March 31, 2008, the net book value of these two facilities was approximately $16.4 million and was reclassified to “Assets held for sale – net” on the Company’s consolidated balance sheets.

Alpha Health Care Properties, LLC – On January 17, 2008, the Company purchased one SNF for $5.2 million from an unrelated third party and leased the facility to Alpha Health Care Properties, LLC (“Alpha”), an existing tenant of the Company.  The facility was added to Alpha’s existing master lease and provides for an additional $0.5 million of annual cash rent to the Company.

Advocat Inc. – During the first quarter of 2008, the Company amended its master lease with Advocat Inc. (“Advocat”) to allow for the construction of a new facility to replace an existing facility currently operated by Advocat.  Upon completion (estimated to be in mid-2009), Advocat’s annual cash rent will increase by approximately $0.7 million.  As a result of the Company’s plans to replace an existing facility, the Company recorded a $1.5 million provision for impairment loss during the first quarter of 2008.

Asset Sales – In two separate transactions during the first quarter of 2008, the Company sold individual facilities that were classified on the Company’s December 31, 2007 consolidated balance sheet as assets held for sale with a net book value of approximately $2.5 million.  The Company received gross cash proceeds of approximately $3.0 million and recorded an accounting gain of approximately $0.5 million.

DIVIDENDS

Common Dividends – On April 16, 2008, the Company’s Board of Directors announced a common stock dividend of $0.30 per share to be paid May 15, 2008 to common stockholders of record on April 30, 2008.  At the date of this release, the Company had approximately 69 million outstanding common shares.

Series D Preferred Dividends – On April 16, 2008, the Company’s Board of Directors declared the regular quarterly dividends for the Company’s 8.375% Series D Cumulative Redeemable Preferred Stock (“Series D Preferred Stock”) to stockholders of record on April 30, 2008.  The stockholders of record of the Series D Preferred Stock on April 30, 2008 will be paid dividends in the amount of $0.52344 per preferred share on May 15, 2008.  The liquidation preference for the Company’s Series D Preferred Stock is $25.00 per share. Regular quarterly preferred dividends for the Series D Preferred Stock represent dividends for the period February 1, 2008 through April 30, 2008.

2008 ADJUSTED FFO GUIDANCE INCREASED

The Company has increased its 2008 adjusted FFO available to common stockholders guidance from a range of $1.41 to $1.43 per common share to a range of $1.49 to $1.55 per common share.

The Company's adjusted FFO guidance for 2008 excludes the future impacts of acquisitions, gains and losses from the sale of assets, additional divestitures, certain revenue and expense items, capital transactions and restricted stock amortization expense. A reconciliation of the adjusted FFO guidance to the Company's projected GAAP earnings is provided on a schedule attached to this press release.  The Company may, from time to time, update its publicly announced adjusted FFO guidance, but it is not obligated to do so.

The Company's adjusted FFO guidance is based on a number of assumptions, which are subject to change and many of which are outside the control of the Company.  If actual results vary from these assumptions, the Company's expectations may change.  Without limiting the generality of the foregoing, the completion of acquisitions, divestitures, capital and financing transactions, variations in restricted stock amortization expense, and the factors identified under the factors identified below may cause actual results to vary materially from our current expectations. There can be no assurance that the Company will achieve its projected results.

ANNUAL MEETING

As previously announced on January 17, 2008, the Company's 2008 Annual Meeting of Stockholders will be held on Thursday, May 22, 2008, at 10:00 a.m., local time, at the Crowne Plaza, Baltimore-North, 2004 Greenspring Drive, Timonium, Maryland. Stockholders of record as of the close of business on April 14, 2008 will be entitled to receive notice of and to participate at the 2008 Annual Meeting of Stockholders.

CONFERENCE CALL

The Company will be conducting a conference call on Wednesday, April 23, 2008, at 10 a.m. EDT to review the Company’s 2008 first quarter results and current developments.  To listen to the conference call via webcast, log on to www.omegahealthcare.com and click the “earnings call” icon on the Company’s home page.  Webcast replays of the call will be available on the Company’s website for two weeks following the call.

*   *   *   *   *   *

The Company is a real estate investment trust investing in and providing financing to the long-term care industry.  At March 31, 2008, the Company owned or held mortgages on 235 SNFs and assisted living facilities with approximately 27,209 beds located in 28 states and operated by 26 third-party healthcare operating companies.

FOR FURTHER INFORMATION, CONTACT
Bob Stephenson, CFO at (410) 427-1700
________________________

This announcement includes forward-looking statements. Actual results may differ materially from those reflected in such forward-looking statements as a result of a variety of factors, including, among other things: (i) uncertainties relating to the business operations of the operators of the Company’s properties, including those relating to reimbursement by third-party payors, regulatory matters and occupancy levels; (ii) regulatory and other changes in the healthcare sector, including without limitation, changes in Medicare reimbursement; (iii) changes in the financial position of the Company’s operators; (iv) the ability of operators in bankruptcy to reject unexpired lease obligations, modify the terms of the Company’s mortgages, and impede the ability of the Company to collect unpaid rent or interest during the pendency of a bankruptcy proceeding and retain security deposits for the debtor's obligations; (v) the availability and cost of capital; (vi) the Company’s ability to maintain its credit ratings; (vii) competition in the financing of healthcare facilities; (viii) the Company’s ability to maintain its status as a real estate investment trust; (ix) uncertainties relating to Haven’s bankruptcy process, including the ability of the debtors to accept or reject leases and the sufficiency of proceeds to be received in the sale of Haven; and (x) other factors identified in the Company’s filings with the Securities and Exchange Commission. Statements regarding future events and developments and the Company’s future performance, as well as management's expectations, beliefs, plans, estimates or projections relating to the future, are forward-looking statements.

OMEGA HEALTHCARE INVESTORS, INC.
CONSOLIDATED BALANCE SHEETS
(in thousands)

	March 31,	December 31,
	2008	2007
	(Unaudited)	(Audited)
ASSETS
Real estate properties
Land and buildings	$1,259,581	$1,274,722
Less accumulated depreciation	(222,998)	(221,366)
Real estate properties – net	1,036,583	1,053,356
Mortgage notes receivable – net	31,505	31,689
	1,068,088	1,085,045
Other investments – net	15,969	13,683
	1,084,057	1,098,728
Assets held for sale – net	16,746	2,870
Total investments	1,100,803	1,101,598

Cash and cash equivalents	1,516	1,979
Restricted cash	3,754	2,104
Accounts receivable – net	65,297	64,992
Other assets	12,357	11,614
Total assets	$1,183,727	$1,182,287

LIABILITIES AND STOCKHOLDERS’ EQUITY
Revolving line of credit	$82,000	$48,000
Unsecured borrowings – net	485,000	485,000
Discount on unsecured borrowings – net	(290)	(286)
Other long–term borrowings	1,995	40,995
Accrued expenses and other liabilities	25,460	22,378
Income tax liabilities	73	73
Total liabilities	594,238	596,160

Stockholders’ equity:
Preferred stock	118,488	118,488
Common stock and additional paid-in-capital	841,303	832,736
Cumulative net earnings	379,374	362,140
Cumulative dividends paid	(749,676)	(727,237)
Total stockholders’ equity	589,489	586,127
Total liabilities and stockholders’ equity	$1,183,727	$1,182,287

OMEGA HEALTHCARE INVESTORS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
Unaudited
(in thousands, except per share amounts)

	Three Months Ended
	March 31,
	2008	2007
Revenues
Rental income	$38,013	$40,832
Mortgage interest income	979	1,009
Other investment income – net	636	645
Miscellaneous	1,238	137
Total operating revenues	40,866	42,623

Expenses
Depreciation and amortization	9,396	8,788
General and administrative	2,568	2,547
Restricted stock expense	526	26
Impairment loss on real estate properties	1,514	—
Total operating expenses	14,004	11,361

Income before other income and expense	26,862	31,262
Other income (expense):
Interest income	65	40
Interest	(9,685)	(11,844)
Interest – amortization of deferred financing costs	(500)	(459)
Total other expense	(10,120)	(12,263)

Income before gain on assets sold	16,742	18,999
Gain on assets sold – net	46	—
Income from continuing operations	16,788	18,999
Discontinued operations	446	1,660
Net income	17,234	20,659
Preferred stock dividends	(2,481)	(2,481)
Net income available to common	$14,753	$18,178

Income per common share:
Basic:
Income from continuing operations	$0.21	$0.27
Net income available to common	$0.21	$0.30
Diluted:
Income from continuing operations	$0.21	$0.27
Net income available to common	$0.21	$0.30

Dividends declared and paid per common share	$0.29	$0.26

Weighted-average shares outstanding, basic	68,680	60,094
Weighted-average shares outstanding, diluted	68,747	60,118

Components of other comprehensive income:
Net income	$17,234	$20,659
Total comprehensive income	$17,234	$20,659

OMEGA HEALTHCARE INVESTORS, INC.
FUNDS FROM OPERATIONS
Unaudited
(In thousands, except per share amounts)

	Three Months Ended
	March 31,
	2008	2007

Net income available to common stockholders	$14,753	$18,178
Deduct gain from real estate dispositions (1)	(477)	(1,597)
Sub-total	14,276	16,581
Elimination of non-cash items included in net income:
Depreciation and amortization (1)	9,396	8,799
Funds from operations available to common stockholders	$23,672	$25,380

Weighted-average common shares outstanding, basic	68,680	60,094
Effect of restricted stock awards	56	—
Assumed exercise of stock options	11	24
Weighted-average common shares outstanding, diluted	68,747	60,118

Funds from operations per share available to common stockholders	$0.34	$0.42

Adjusted funds from operations:
Funds from operations available to common stockholders	$23,672	$25,380
Deduct Advocat straight-line valuation allowance adjustment	—	(5,040)
Deduct FIN 46R adjustment	(45)	(76)
Deduct collection of prior operator’s past due rental obligation	(650)	—
Add back non-cash provision for impairments on real estate properties(1)	1,514	—
Add back non-cash restricted stock expense	526	26
Adjusted funds from operations available to common stockholders	$25,017	$20,290
(1) Includes amounts in discontinued operations

This press release includes Funds From Operations, or FFO, which is a non-GAAP financial measure.  For purposes of the Securities and Exchange Commission’s Regulation G, a non-GAAP financial measure is a numerical measure of a company’s historical or future financial performance, financial position or cash flows that excludes amounts, or is subject to adjustments that have the effect of excluding amounts, that are included in the most directly comparable financial measure calculated and presented in accordance with GAAP in the statement of operations, balance sheet or statement of cash flows (or equivalent statements) of the company, or includes amounts, or is subject to adjustments that have the effect of including amounts, that are excluded from the most directly comparable financial measure so calculated and presented.  As used in this press release, GAAP refers to generally accepted accounting principles in the United States of America.  Pursuant to the requirements of Regulation G, the Company has provided reconciliations of the non-GAAP financial measures to the most directly comparable GAAP financial measures.

The Company calculates and reports FFO in accordance with the definition and interpretive guidelines issued by the National Association of Real Estate Investment Trusts ("NAREIT"), and consequently, FFO is defined as net income available to common stockholders, adjusted for the effects of asset dispositions and certain non-cash items, primarily depreciation and amortization.  The Company believes that FFO is an important supplemental measure of its operating performance.  Because the historical cost accounting convention used for real estate assets requires depreciation (except on land), such accounting presentation implies that the value of real estate assets diminishes predictably over time, while real estate values instead have historically risen or fallen with market conditions.  The term FFO was designed by the real estate industry to address this issue.  FFO herein is not necessarily comparable to FFO of other real estate investment trusts, or REITs, that do not use the same definition or implementation guidelines or interpret the standards differently from the Company.

In February 2004, NAREIT informed its member companies that it was adopting the position of the SEC with respect to asset impairment charges and would no longer recommend that impairment write-downs be excluded from FFO.  In the tables included in this press release, the Company has applied this interpretation and has not excluded asset impairment charges in calculating its FFO.  As a result, its FFO may not be comparable to similar measures reported in previous disclosures.  According to NAREIT, there is inconsistency among NAREIT member companies as to the adoption of this interpretation of FFO.  Therefore, a comparison of the Company’s FFO results to another company's FFO results may not be meaningful.

The Company uses FFO as one of several criteria to measure the operating performance of its business.  The Company further believes that by excluding the effect of depreciation, amortization and gains or losses from sales of real estate, all of which are based on historical costs and which may be of limited relevance in evaluating current performance, FFO can facilitate comparisons of operating performance between periods and between other REITs.  The Company offers this measure to assist the users of its financial statements in analyzing its performance; however, this is not a measure of financial performance under GAAP and should not be considered a measure of liquidity, an alternative to net income or an indicator of any other performance measure determined in accordance with GAAP.  Investors and potential investors in the Company’s securities should not rely on this measure as a substitute for any GAAP measure, including net income.

Adjusted FFO is calculated as FFO available to common stockholders less non-cash stock-based compensation and one-time revenue and expense items.  The Company believes that adjusted FFO provides an enhanced measure of the operating performance of the Company’s core portfolio as a REIT.  The Company's computation of adjusted FFO is not comparable to the NAREIT definition of FFO or to similar measures reported by other REITs, but the Company believes it is an appropriate measure for this Company.

The following table presents a reconciliation of our guidance regarding 2008 FFO and Adjusted FFO to net income available to common stockholders:

	2008 Projected
Per diluted share:
Net income available to common stockholders	$0.80	−	$0.86
Adjustments:
Depreciation and amortization	0.64	−	0.64
Funds from operations available to common stockholders	$1.44	−	$1.50

Adjustments:
One-time revenue	(0.01)	−	(0.01)
Provision for impairment of real estate assets	0.03	−	0.03
Restricted stock expense	0.03	−	0.03
Adjusted funds from operations available to common stockholders	$1.49	−	$1.55

The following table summarizes the results of operations of assets held for sale and facilities sold during the three months ended March 31, 2008 and 2007, respectively.

	Three Months Ended
	March 31,
	2008	2007
	(in thousands)
Revenues
Rental income	$15	$77
Other income	—	—
Subtotal revenues	15	77
Expenses
Depreciation and amortization	—	11
General and administrative	—	3
Subtotal expenses	—	14

Income before gain on sale of assets	15	63
Gain on assets sold – net	431	1,597
Discontinued operations	$446	$1,660

The following tables present selected portfolio information, including operator and geographic concentrations, and revenue maturities for the period ending March 31, 2008.

Portfolio Composition ($000's)

Balance Sheet Data	# of Properties	# Beds	Investment	% Investment
Real Property(1)(2)	226	26,089	$1,295,527	98%
Loans Receivable(3)	9	1,120	31,505	2%
Total Investments	235	27,209	$1,327,032	100%

Investment Data	# of Properties	# Beds	Investment	% Investment	Investment per Bed
Skilled Nursing Facilities (1) (2) (3)	227	26,623	$1,280,283	97%	$48
Assisted Living Facilities	6	416	30,323	2%	73
Rehab Hospitals	2	170	16,426	1%	97
	235	27,209	$1,327,032	100%	$49

(1) Includes two held for sale facilities and includes $19.2 million for lease inducement.
(2) Includes 7 facilities worth $61.8 million resulting from FIN 46R consolidation.
(3) Includes $1.3 million of unamortized principal.

Revenue Composition ($000's)

Revenue by Investment Type	Three Months Ended
	March 31, 2008
Rental Property (1)	$38,013	96%
Mortgage Notes	979	2%
Other Investment Income	636	2%
	$39,628	100%

Revenue by Facility Type	Three Months Ended
	March 31, 2008
Assisted Living Facilities	$680	2%
Skilled Nursing Facilities	38,312	97%
Other	636	1%
	$39,628	100%

(1) Revenue includes $0.8 million reduction for lease inducement.

Operator Concentration ($000's)

Concentration by Investment	# of Properties	Investment	% Investment
Sun Healthcare Group, Inc. (2)	42	$226,313	17%
CommuniCare Health Services	19	198,980	15%
Advocat Inc. (4)	40	144,083	11%
Signature Holdings, LLC	18	138,759	10%
Haven Eldercare (3)	15	118,186	9%
Guardian LTC Management (1)	17	105,171	8%
Nexion Health, Inc.	20	79,833	6%
Essex Healthcare Corp.	13	79,354	6%
Alpha Healthcare Properties, LLC	8	55,424	4%
Mark Ide Limited Liability Company	8	25,595	2%
Remaining Operators	35	155,334	12%
	235	$1,327,032	100%

(1) Investment amount includes a $19.2 million lease inducement.
(2) Includes two held for sale facilities.
(3) Includes 7 facilities worth $61.8 million resulting from FIN 46R consolidation.
(4) Includes $1.3 million of unamortized principal.

Concentration by State	# of Properties	Investment	% Investment
Ohio	37	$284,847	22%
Florida (4)	25	172,257	13%
Pennsylvania	17	110,225	8%
Texas	21	80,140	6%
Louisiana	14	55,343	4%
West Virginia (1)	8	53,775	4%
Colorado	8	52,709	4%
California (2)	13	50,158	4%
Arkansas	11	44,820	3%
Alabama	10	42,426	3%
Massachusetts (3)	6	38,884	3%
Rhode Island	4	38,740	3%
Connecticut	5	36,409	3%
Kentucky	10	36,251	3%
Tennessee	6	28,715	2%
Remaining States	40	201,333	15%
	235	$1,327,032	100%
(1) Investment amount includes a $19.2 million lease inducement.
(2) Includes two held for sale facilities.
(3) Includes 7 facilities worth $61.8 million resulting from FIN 46R consolidation.
(4) Includes $1.3 million of unamortized principal.

Revenue Maturities ($000's)

Operating Lease Expirations & Loan Maturities	Year	Current Lease Revenue (1)	Current Interest Revenue (1)	Lease and Interest Revenue	%
2008	935	-	935	1%
2009	-	-	-	0%
2010	11,494	1,438	12,932	8%
2011	11,676	163	11,839	8%
2012	11,425	-	11,425	7%
Thereafter	112,530	2,118	114,648	76%
$148,060	$3,719	$151,779	100%

(1) Based on 2008 contractual rents and interest (assumes no annual escalators).

Selected Facility Data
TTM ending 12/31/07	Coverage Data
% Revenue Mix	Before	After
Census	Private	Medicare	Mgmt. Fees	Mgmt. Fees
Total Portfolio	82.1%	9.6%	28.1%	2.2	x	1.8	x

The following tables present selected financial information, including leverage and interest coverage ratios, as well as a debt maturity schedule for the period ending March 31, 2008.

Current Capitalization ($000's)
	Outstanding Balance		%
Borrowings Under Bank Lines	$82,000		7.1%
Long-Term Debt Obligations (1)	486,995		42.0%
Stockholders’ Equity	589,489		50.9%
Total Book Capitalization	$1,158,484		100.0%

(1) Excludes net discount of $0.3 million on unsecured borrowings.

Leverage & Performance Ratios
Debt / Total Book Cap	49.1%
Debt / Total Market Cap	30.2%
Interest Coverage:
1st quarter 2008	3.77	x

Debt Maturities ($000's)		Secured Debt
	Year	Lines of Credit (1)	Other	Senior Notes	Total
	2008	$-	$435	$-	$435
	2009	-	465	-	465
	2010	255,000	495	-	255,495
	2011	-	290	-	290
	Thereafter	-	310	485,000	485,310
		$255,000	$1,995	$485,000	$741,995

(1) Reflected at 100% borrowing capacity.

The following table presents investment activity for the three-month period ending March 31, 2008.

Investment Activity ($000's)
	Three Months Ended
	March 31, 2008
	$ Amount	%
Funding by Investment Type:
Real Property	$5,200	49%
Mortgages	-	0%
Other	5,402	51%
Total	$10,602	100%